Exhibit 99.5

ELECTION FORM

As described in the joint proxy statement/prospectus you have received in connection with the acquisition of Web.com, Inc. (“Web.com”) by Website Pros, Inc. (“Website Pros”), record holders of Web.com common stock as of August 20, 2007 are entitled to elect to receive for their shares of Web.com common stock either cash or stock, subject to the adjustments described in the joint proxy statement/prospectus.  To elect to receive either cash or stock with respect to your shares of Web.com common stock, you must deliver a properly completed and duly executed Election Form to Wells Fargo Shareowner Services  (the “Exchange Agent”) on or before 5:00 p.m., Pacific time, on September 26, 2007 (the “Election Deadline”).  If you do not make an election on or before the Election Deadline, or if you make an invalid election, you will be treated as if you had made a stock election.

TO BE VALID, THIS ELECTION FORM MUST BE DELIVERED TO THE EXCHANGE AGENT NO LATER THAN 5:00 PM, PACIFIC TIME, ON THE ELECTION DEADLINE, IN ACCORDANCE WITH THE FOLLOWING DELIVERY OPTIONS:

Delivery by Mail, Hand, or Overnight Courier:	Do you need assistance?
Wells Fargo Shareowner Services	Call the Exchange Agent at:
Voluntary Corporate Actions Department	1-800-380-1372
P.O. Box 64854
South St. Paul, MN 55164-0854

DO NOT SEND THIS ELECTION FORM TO WEBSITE PROS OR WEB.COM. DELIVERY OF THIS STOCK ELECTION FORM TO ANY ADDRESS OTHER THAN ONE OF THE ADDRESSES FOR THE EXCHANGE AGENT SET FORTH ABOVE DOES NOT CONSTITUTE VALID DELIVERY.

Election Options — Mark the applicable boxes below:

☐	Exchange ALL of my shares of Web.com common stock for shares of Website Pros common stock.

☐	Exchange ALL of my shares of Web.com common stock for cash.

☐	Exchange ___________ shares of my Web.com common stock for cash, and the balance of the shares of Website Pros common stock:

Note: If you do not fill in the blank, you will be deemed to have elected to receive shares of Website Pros common stock in exchange for all of your shares.

Remember, regardless of your elections set forth above, the mix of consideration you will receive may be adjusted based upon the elections received by other shareholders.

If you complete and return this form but do not make any elections above, or if you do not complete and return this form, you will be deemed to have made a stock election.

Required Signatures—To be valid, you must sign this Election Form below.

Print Name of Stockholder:

Signature(s):

Title of Signatory (if other than Stockholder):

INSTRUCTIONS

1.             The Election.    Subject to the provisions of the Agreement and Plan of Merger, dated as of June 26, 2007 (the “Merger Agreement”), among Website Pros, Inc. (“Website Pros”), Web.com, Inc. (“Web.com”) and Augusta Acquisition Sub, Inc. (“Merger Sub”), each share of Web.com common stock issued and outstanding immediately prior to the time at which the merger (the “Merger”) of Web.com with and into Merger Sub becomes effective will be converted into the right to receive, at the holder’s election and subject to adjustment as described in the Merger Agreement, shares of Website Pros common stock, cash, or a combination of Website Pros Common Stock and cash, depending on the elections made by Web.com shareholders.  To make an election to receive cash with respect to all or a portion of your shares of Web.com common stock, check the appropriate box above.  To make an election to receive shares of Website Pros common stock with respect to all or a portion of your shares of Web.com common stock, check the appropriate box above.  An election to receive Website Pros common stock and/or cash is referred to herein as an “Election.”

2.             Election Deadline.    To be effective, an Election on the Election Form must be received by Wells Fargo Shareowner Services (the “Exchange Agent”) at the address set forth on the Election Form, on or before 5:00 p.m., Pacific time, September 26, 2007 (the “Election Deadline”). Shareholders who do not make an Election on or before the Election Deadline, or make an invalid Election, will be deemed to have made a stock election with respect to all shares of Web.com common stock held by them.

3.             Consideration.    The consideration payable to Web.com shareholders is described in detail in the joint proxy statement/prospectus under “The Merger Agreement — Manner and Basis of Converting Shares”, as well as under other headings with less detail.  The consideration is also described in the Merger Agreement.  In connection with making an Election, each Web.com shareholder should carefully review the information contained in the joint proxy statement/prospectus and the Merger Agreement.

4.             No Fractional Shares.    No fractional shares of Website Pros common stock will be issued. If any Web.com shareholder is otherwise entitled to a fractional share, such holder will receive, in lieu thereof and without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the closing price for one share of Website Pros common stock on the Nasdaq Global Market on the last trading day immediately preceding the effective time of the Merger.

5.             Election Procedures.    A description of the election procedures is set forth in the joint proxy statement/prospectus under “The Merger Agreement—Election Procedure”.  All Elections are subject to compliance with the election procedures set forth in the Merger Agreement. In connection with making an Election, each Web.com shareholder should read carefully these instructions, the information contained in the joint proxy statement/prospectus and the Merger Agreement.

6.             Revocation of Election.    An Election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation.

7.             Letter of Transmittal.    Promptly after the Merger, the Exchange Agent will mail to each holder of record of Web.com common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates representing shares of Web.com common stock in exchange for the payment of the Cash Consideration and/or the Stock Consideration, as applicable.

8.             Inquiries.    Web.com shareholders who have questions regarding appropriate procedures for making an Election should call the Exchange Agent at 1-800-380-1372.